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                     PHOTOGEN TECHNOLOGIES ANNOUNCES NEW CEO
                FOLLOWING ANNUAL SHAREHOLDERS MEETING IN CHICAGO

KNOXVILLE, TENN. MAY 18, 2000 - Photogen Technologies, Inc. (NASDAQ: PHGN) today announced that it has named Taffy J. Williams, Ph.D., president and CEO of the biotechnology company.

Dr. Williams joins the company with more than 20 years' diverse business and science-related experience in the areas of corporate management; biological, physical and analytical research; project management; finance; and organization building.

Most recently, Dr. Williams was president of InKine Pharmaceutical Company (NASDAQ: INKP). Prior to that, he was CEO of Panax.

"I am excited to join a company that has several promising products in the pipeline - all in markets that have been largely overlooked in terms of medical advancements," said Dr. Williams. "As CEO and president, I will be in a tremendous position to facilitate the delivery of these products to the commercial market where they can benefit patients."

In addition to executive management skills, the ability to grow companies and new business development experience, Dr. Williams is the author of four patents, one invention registration, 10 patent applications and 53 published articles. He also has been the recipient of several prestigious awards, including a postdoctoral fellowship from the National Institutes of Health, "Most Significant Scientific Publication" awards from the Naval Medical Research Institute in 1985 and 1986, and the Civil Service Special Achievement Award for restructuring research activities in 1986.

Dr. Williams holds a bachelor's degree in chemistry from the University of Notre Dame, a Ph.D. in biochemistry from the University of South Carolina, and did postdoctoral training at the University of South Carolina and the University of Michigan.

Interim president and CEO Timothy C. Scott, Ph.D. returns to his position as chief operating officer and senior scientist of the company.


At the annual meeting, the shareholders approved amending the company's articles of incorporation to increase the size of the Board to seven and approved a new long term incentive compensation plan covering 2,000,000 shares of stock. The shareholders also elected Ted Tannebaum, Gene Golub, Robert Weinstein, M.D. and Eric Wachter, Ph.D. to the Board; and the Board subsequently appointed Dr. Williams and Aidan King as new directors.

About Photogen

Photogen Technologies, Inc. is a development-stage company focused on creating therapeutic and diagnostic products based on its proprietary multi-photon and other related technologies.
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The company has discovered new methods for using energy from lasers, X-rays or other sources to activate photoactive agents within tissue sufficient to produce a range of beneficial therapeutic and diagnostic outcomes. These technologies involve methods, materials and devices that may be used to produce light or other energy and photoactive agents and to destroy diseased cells, remove tissue or identify and diagnose disease. Photogen has U.S. patents and additional pending applications in the U.S. and elsewhere for certain of its proprietary technology.

Statements in this release that are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company's actual results in the future to differ materially from expected results. These risks and uncertainties include: the ability of the company to develop a product and obtain regulatory approval for its use; the ability of the company to successfully market and sell any products and equipment; the company's ability to manufacture products in sufficient quantities; the company's ability to maintain intellectual property protection for its proprietary products, to defend its existing intellectual property rights from challenges by third parties, and to avoid infringing intellectual property rights of third parties; unforeseen operating risks; the company's ability to secure collaborative agreements with third parties for various research, development, manufacturing, marketing and other functions; competition; risks associated with the dependence on manufacturers of the company's proposed products; the availability of capital to finance planned activities; and the extent to which the clinicians performing the procedures are able to obtain third-party reimbursement. These risks are qualified in their entirety by cautionary language and risk factors set forth in the company's filings with the Securities and Exchange Commission.

Media Contacts: Joan Murray or Hilary Kaye at Hilary Kaye Associates (714) 426-0444 (PST) or jmurray@hkamarcom.com.

Investor Relations Contact: Jonathan Fassberg or Isabel Cordova at The Trout Group (212) 477-9007 (EST) or jonathan@troutgroup.com.

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